Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS
- Announces Completion of the $4.0 Billion Venetian Resort Las Vegas Real Estate Acquisition -
- Announced Record Acquisition Volume in 2021 -
- Establishes Preliminary Guidance for Full Year 2022 -

NEW YORK, NY – February 23, 2022 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter and year ended December 31, 2021. All per share amounts included herein are on a per diluted share basis unless otherwise stated.
Fourth Quarter 2021 Financial and Operating Highlights
•Total revenues increased 2.7% year-over-year to $383.2 million
•Net income attributable to common stockholders was $281.5 million, or $0.44 per share
•AFFO increased 10.8% year-over-year to $278.9 million
•AFFO per share decreased 5.8% year-over-year to $0.44
•Weighted average shares outstanding increased 17.6% year-over-year
•Completed the disposition of Harrah's Louisiana Downs
•Entered into an agreement with Hard Rock related to the Mirage Hotel & Casino in Las Vegas
•Subsequent to year-end, completed the $4.0 billion acquisition of The Venetian Resort Las Vegas
Full Year 2021 Financial and Operating Highlights
•Total revenues increased 23.2% year-over-year to $1.5 billion
•Net income attributable to common stockholders was $1,013.9 million, or $1.76 per share
•AFFO increased 25.3% year-over-year to $1,047.4 million
•AFFO per share increased 11.0% year-over-year to $1.82
•Announced record acquisition volume of over $21 billion
•Increased annualized cash dividend by 9.1%
•Completed two equity raises with an aggregate offering value of $5.4 billion
•Repaid the $2.1 billion Term Loan Facility, eliminating all outstanding secured debt
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said, “The year 2021 was truly a transformational year for VICI as we announced record acquisition volume of over $21 billion and enhanced our funnel of investment opportunities through strategic partnerships with Blackstone Real Estate and Apollo Global Management portfolio companies. We successfully accessed the equity capital markets with two of the largest REIT follow-on equity offerings ever executed, prudently eliminating equity funding risk, and we have eliminated all outstanding secured debt, as we've worked toward closing our large-scale transactions. Additionally, with the support of our equity and credit investors, we have made significant strides on our path to an investment grade balance sheet. We believe this transformation in 2021 positions VICI for an improved cost of capital and the benefits of enhanced scale, significantly widening our investable universe and future growth prospects. Finally, we’re very excited to have separately announced today the closing of our acquisition of the real property of The Venetian, one of the leading icons of American commercial real estate, giving us ownership of America’s largest single hotel facility, which ran at 100.3% occupancy in the fourth quarter of 2021, and ownership of America’s largest private-sector convention and trade show facility.”

Fourth Quarter 2021 Financial Results
Total Revenues
Total revenues were $383.2 million for the quarter, an increase of 2.7% compared to $373.0 million for the quarter ended December 31, 2020. Total revenues for the quarter included $38.3 million of non-cash items, comprised of $31.4 million of non-cash leasing and financing adjustments and $6.9 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $281.5 million for the quarter, or $0.44 per share, compared to $288.0 million, or $0.53 per share, for the quarter ended December 31, 2020. The year-over-year decline was primarily related to (i) an increase of 95.5 million shares, or a 17.6% increase, in the weighted average number of common shares outstanding for the quarter compared to the quarter ended December 31, 2020 and (ii) a $21.5 million change in the CECL allowance quarter over quarter. The increase in share count mainly represents equity proceeds used to retire VICI's secured Term Loan B in September 2021.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $281.5 million for the quarter, or $0.44 per share, compared to $288.0 million, or $0.53 per share, for the quarter ended December 31, 2020. The year-over-year decline was primarily related to the factors identified above with respect to Net income attributable to common stockholders.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $278.9 million for the quarter, an increase of 10.8% compared to $251.7 million for the quarter ended December 31, 2020. AFFO was $0.44 per share for the quarter compared to $0.46 per share for the quarter ended December 31, 2020. The year-over-year increase in AFFO attributable to common stockholders was primarily related to (i) an increased rental income from escalation provisions in our leases and (ii) lower interest expense as a result of our repayment of the Term Loan B, while the year-over-year decrease in AFFO per share was primarily related to a higher weighted average share count.
Full Year 2021 Financial Results
Total Revenues
Total revenues were $1,509.6 million for the year, an increase of 23.2% compared to $1,225.6 million for the year ended December 31, 2020. Total revenues for the year included $147.2 million of non-cash items, comprised of $119.4 million of non-cash leasing and financing adjustments and $27.8 million of other non-cash income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $1,013.9 million for the year, or $1.76 per share, compared to $891.7 million, or $1.75 per share for the year ended December 31, 2020.

Funds from Operations (“FFO”)
FFO attributable to common stockholders was $1,013.9 million for the year, or $1.76 per share, compared to $891.7 million, or $1.75 per share, for the year ended December 31, 2020.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $1,047.4 million for the year, an increase of 25.3% compared to $835.8 million for the year ended December 31, 2020. AFFO was $1.82 per share for the year compared to $1.64 per share for the year ended December 31, 2020.
Fourth Quarter and Full Year 2021 Acquisitions and Portfolio Activity
Acquisitions and Investments
Over the course of 2021, the Company announced approximately $21.3 billion of acquisitions and investments at a weighted-average initial yield of 5.9%. These investments include: (i) the acquisition at a 6.25% cap rate of the land and real estate assets of The Venetian Resort Las Vegas and the Venetian Expo and Convention Center (the "Venetian Resort Las Vegas") for total consideration of $4.0 billion, and (ii) the pending strategic acquisition at an approximate 5.8% cap rate of MGM Growth Properties LLC ("MGP") for approximately $17.2 billion.
Additionally, the Company entered into a strategic arrangement with Great Wolf Resorts, Inc. ("Great Wolf"), a Blackstone Real Estate portfolio company, to provide up to a total of $300.0 million of mezzanine financing for the construction and development of Great Wolf's extensive domestic and international indoor water park resort pipeline. The Company also announced a strategic arrangement with ClubCorp Holdings, Inc., an Apollo Global Management, Inc. ("Apollo") portfolio company, to provide up to $80.0 million of mortgage financing for the construction of BigShots Golf facilities throughout the United States.
Subsequent to year end, on February 23, 2022, the Company completed the previously announced transaction to acquire the land and real estate assets of the Venetian Resort Las Vegas for $4.0 billion in cash, with an affiliate of certain funds managed by Apollo acquiring the operating assets of the Venetian Resort Las Vegas for $2.25 billion. The Company financed its portion of the acquisition with proceeds from the settlement of an aggregate 119,000,000 forward equity shares, $600.0 million of borrowings under the Company's new unsecured revolving credit facility and cash on hand.
Dispositions
On November 1, 2021, the Company and Caesars Entertainment Inc. ("Caesars") closed on the previously announced transaction to sell Harrah’s Louisiana Downs Casino for $22.0 million in cash to Rubico Acquisition Corp. The Company received $5.5 million of the proceeds from the sale and Caesars received $16.5 million of the proceeds. No gain or loss was recognized from the sale of Harrah's Louisiana Downs as the asset was sold at its carrying amount. Annual base rent payments under the Regional Master Lease Agreement with Caesars remain unchanged following completion of the disposition.

Other Portfolio Activity
On December 13, 2021, in connection with MGM Resorts International’s ("MGM") agreement to sell the operations of the Mirage Hotel & Casino (the "Mirage") to Hard Rock International ("Hard Rock"), the Company agreed to enter into a new separate lease with Hard Rock related to the Mirage (the "Mirage Lease"), and an amendment to the MGM Master Lease Agreement relating to the removal of the Mirage from the MGM Master Lease Agreement (collectively, the "Mirage Transaction"). The Mirage Lease will have initial annual base rent of $90.0 million with other economic terms substantially the same as the MGM Master Lease Agreement, including a base term of 25 years with three 10-year tenant renewal options, escalation of 2.0% per annum (with escalation of the greater of 2.0% and the increase in the consumer price index ("CPI"), capped at 3.0%, beginning in lease year 11) and minimum capital expenditure requirements of 1.0% of annual net revenue. The MGM Master Lease Agreement will be amended to account for MGM’s divestiture of the Mirage operations and will result in a reduction of the initial annual base rent under the MGM Master Lease Agreement by $90.0 million. Additionally, subject to certain conditions, the Company may fund up to $1.5 billion of Hard Rock’s redevelopment plan for the Mirage through its Partner Property Growth Fund. Specific terms of the redevelopment and related funding remain under discussion and subject to final documentation.
The Company expects the acquisition of MGP to be completed in the first half of 2022, while the Mirage Transaction is expected to be completed in the second half of 2022. All transactions remain subject to customary closing conditions and regulatory approvals.
Fourth Quarter 2021 Capital Markets and Subsequent Activity
On December 23, 2021, the Company entered into a forward-starting interest rate swap agreement with a third-party financial institution with a notional amount of $500.0 million. Subsequent to year end, the Company has entered into three additional agreements with third-party financial institutions with an aggregate notional amount of $1,500.0 million. The interest rate swap transactions are intended to reduce the variability in the forecasted interest expense related to the fixed-rate debt the Company expects to incur in connection with closing the MGP acquisition.
Subsequent to year end, on February 8, 2022, the Company entered into a new unsecured revolving credit facility (the "Revolving Credit Facility") in the amount of $2.5 billion, scheduled to mature on March 31, 2026, and a delayed draw term loan facility (the "Delayed Draw Facility") in the amount of $1.0 billion, scheduled to mature on March 31, 2025. The Credit Agreement is consistent with certain tax-related requirements related to security for the Company's debt. Concurrently, the Company terminated its existing secured revolving credit facility and related credit agreement. On February 18, 2022, the Company borrowed $600.0 million under the Revolving Credit Facility to fund a portion of the purchase price for the acquisition of the Venetian Resort Las Vegas.
On February 18, 2022, the Company settled (i) the September 2021 forward sale agreements by delivering 50,000,000 shares of common stock to the forward purchasers in exchange for total net proceeds of approximately $1,390.6 million and (ii) the March 2021 forward sale agreements by delivering 69,000,000 shares of common stock to the forward purchasers in exchange for total net proceeds of approximately $1,828.6 million. The aggregate proceeds of $3,219.2 million were used to fund a portion of the purchase price for the acquisition of the Venetian Resort Las Vegas.

The following table details the Company's issuance of outstanding shares of common stock, including restricted common stock:

Common Stock Outstanding	2021	2020
Beginning Balance January 1	536,669,722	461,004,742
Issuance of common stock in primary follow-on offerings	65,000,000	—
Issuance of common stock upon physical settlement of forward sale agreements(1)	26,900,000	68,000,000
Issuance of common stock under the at-the-market offering program	—	7,500,000
Issuance of restricted common stock under the stock incentive program, net of forfeitures(2)	372,370	164,980
Ending Balance December 31	628,942,092	536,669,722
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(1)Excludes the 50,000,000 and 69,000,000 remaining shares subject to the September 2021 and March 2021 forward sale agreements, respectively, as such shares were not yet settled. Subsequent to year end, on February 18, 2022, we physically settled the September 2021 and March 2021 forward sale agreements.
(2)The years ended December 31, 2021 and 2020 exclude 188,003 and 239,437 restricted stock units, respectively, awarded under the performance-based stock incentive program.

The following table reconciles the weighted-average shares of common stock outstanding used in the calculation of basic earnings per share to the weighted-average shares of common stock outstanding used in the calculation of diluted earnings per share:

	Year Ended December 31,
(In thousands)	2021	2020	2019
Determination of shares:
Weighted-average shares of common stock outstanding	564,467	506,141	435,071
Assumed conversion of restricted stock	924	412	566
Assumed settlement of forward sale agreements	11,675	4,356	3,516
Diluted weighted-average shares of common stock outstanding	577,066	510,909	439,153
Balance Sheet and Liquidity
As of December 31, 2021, the Company had $4.8 billion in total debt. The Company had approximately $5.0 billion in liquidity, comprised of $739.6 million in cash and cash equivalents, $1.0 billion of availability under the secured revolving credit facility (subject to the terms of the credit agreement) and approximately $1,391.9 million and $1,830.2 million in proceeds available through the physical settlement of the remaining 50,000,000 and 69,000,000 shares that are subject to the September 2021 and March 2021 forward sale agreements, respectively.
Following the acquisition of the Venetian Resort Las Vegas, the Company had approximately $3.3 billion of liquidity, comprised of an estimated $430.0 million in cash and cash equivalents, $1.9 billion of availability under the Revolving Credit Facility, and $1.0 billion of availability under the Delayed Draw Facility (subject to the terms of the Credit Agreement).

The Company’s outstanding indebtedness as of December 31, 2021 was as follows:

($ in millions)	December 31, 2021
Secured Revolving Credit Facility	$—
2025 Notes	750.0
2026 Notes	1,250.0
2027 Notes	750.0
2029 Notes	1,000.0
2030 Notes	1,000.0
Total Debt Outstanding, Face Value	$4,750.0
Cash and Cash Equivalents	$739.6
Short-Term Investments	$—
Net Debt	$4,010.4
Dividends
On December 9, 2021, the Company declared a regular quarterly cash dividend of $0.36 per share, representing a 9.1% increase year over year. The Q4 2021 dividend was paid on January 6, 2022 to stockholders of record as of the close of business on December 23, 2021 and it totaled in aggregate approximately $226.3 million.
2022 Guidance
The Company is providing preliminary AFFO guidance for the full year 2022. The Company's guidance does not include the impact on operating results from any pending or possible future acquisitions or dispositions (e.g., the pending acquisition of MGP), capital markets activity, or other non-recurring transactions.
The Company’s guidance incorporates the impact on operating results of the just-announced closure of the Venetian Resort Las Vegas acquisition, and the settlement of an aggregate 119,000,000 shares that were subject to the September 2021 and March 2021 forward sale agreements.
The Company estimates AFFO for the year ending December 31, 2022 will be between $1,317.0 million and $1,347.0 million, or between $1.80 and $1.84 per diluted share.
The following is a summary of the Company's full-year 2022 guidance:

For the Year Ending December 31, 2022 ($ in millions):	Low	High
Estimated Adjusted Funds From Operations (AFFO)	$1,317.0	$1,347.0
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$1.80	$1.84
Estimated Weighted Average Share Count for the Year (in millions)	733.7	733.7

In determining Adjusted Funds from Operations (“AFFO”), the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable GAAP financial measure. For more information, see “Non-GAAP Financial Measures.” The Company is unable to provide a reconciliation of its stated AFFO guidance to net income attributable to common stockholders because it is unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 - Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company's control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results, the impact of these adjustments could be material, individually or in the aggregate, to the Company's reported GAAP results.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on the Company's website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and the Company's other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Thursday, February 24, 2022 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 844-200-6205 (domestic) or 929-526-1599 (international) and entering the conference ID 349671. An audio replay of the conference call will be available from 1:00 p.m. ET on February 24, 2022 until midnight ET on March 3, 2022 and can be accessed by dialing 866-813-9403 (domestic) or +44 204-525-0658 (international) and entering the passcode 438327.
A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on February 24, 2022, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties Inc. is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including Caesars Palace Las Vegas, Harrah’s Las Vegas and the Venetian Resort Las Vegas, three of the most iconic entertainment facilities on the Las Vegas Strip. Following the closing of the acquisition of the Venetian Resort Las Vegas on February 23, 2022, VICI Properties’ national, geographically diverse portfolio consists of 28 gaming facilities comprising over 62 million square feet and features approximately 25,000 hotel rooms and more than 250 restaurants, bars, nightclubs and sportsbooks. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment, Inc., Century Casinos, Inc., the Eastern Band of Cherokee Indians, Hard Rock International Inc., JACK Entertainment LLC, Penn National Gaming, Inc. and The Venetian. VICI Properties also has an investment in the Chelsea

Piers, New York facility and owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio.
Impact of the COVID-19 Pandemic on Our Business
Since the emergence of the COVID-19 pandemic in early 2020, among the broader public health, societal and global impacts, the pandemic has resulted in governmental and/or regulatory actions imposing temporary closures or restrictions from time to time on our tenants’ operations at our properties and our golf course operations. Although all of our leased properties and our golf courses are currently open and operating, without restriction in some jurisdictions, they remain subject to any current or future operating limitations, restrictions or closures imposed by governmental and/or regulatory authorities. While our tenants’ recent performance at many of our leased properties has been at or above pre-pandemic levels, our tenants may continue to face additional challenges and uncertainty due to the impact of the COVID-19 pandemic, such as complying with operational and capacity restrictions and ensuring sufficient employee staffing and service levels, and the sustainability of maintaining improved operating margins and financial performance. The ongoing nature of the pandemic, including the impact of emerging variants, may further adversely affect our tenants’ businesses and, accordingly, our business and financial performance may be adversely affected in the future.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of words such as “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are: risks associated with the pending MGP Transactions, including our ability or failure to complete the pending MGP Transactions and to realize the anticipated benefits of the pending MGP Transactions; the impact of changes in general economic conditions and market developments, including inflation, low consumer confidence, supply chain disruptions, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy; the Company’s dependence on subsidiaries of Caesars Entertainment, Inc. (“Caesars”), Penn National Gaming, Inc. (“Penn”), Seminole Hard Rock Entertainment, Inc. (“Hard Rock”), Century Casinos, Inc. (“Century Casinos”) and Rock Ohio Ventures LLC (“JACK Entertainment”), the Eastern Band of Cherokee Indians (“EBCI”) and the Venetian Tenant (and, following the completion of the pending MGP Transactions, MGM Resorts International (“MGM”); as tenants of our properties and Caesars, Penn, Hard Rock, Century Casinos, JACK Entertainment, EBCI (and, following the completion of the pending MGP Transactions, MGM) or certain of their respective subsidiaries as guarantors of the lease payments and the negative consequences any material adverse effect on their respective businesses could have on the Company; the possibility that the Company identifies significant environmental, tax, legal or other issues that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits it expects to receive) in any of its pending or recently completed transactions; and the effects of the Company’s pending and recently completed transactions on it, including the future impact on the Company’s financial condition, financial and operating results, cash flows, strategy and plans.
Currently, one of the most significant factors that could cause actual outcomes to differ materially from the Company’s forward-looking statements is the impact of the COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and its tenants. The extent to which the COVID-19 pandemic continues to adversely affect the Company’s tenants, and ultimately impacts our business and financial condition, depends on future developments which cannot be predicted with confidence, including the impact of the actions taken to contain the pandemic or mitigate its impact, including the availability, distribution, public acceptance and efficacy of approved vaccines, new or mutated variants of COVID-19 (including vaccine-resistant variants) or a similar virus, the direct and indirect economic effects of the pandemic and containment measures on the Company’s tenants, the ability of the Company’s tenants to successfully operate their businesses, including the costs of complying with regulatory requirements necessary to keep their respective facilities open, such as reduced capacity requirements, the need to close any of the facilities after reopening as a result of the COVID-19 pandemic, and the effects of the negotiated capital expenditure reductions and other amendments to the lease agreements that the Company agreed to with certain of its tenants in response to the COVID-19 pandemic. Each of the foregoing could have a material adverse effect on our tenants’ ability to satisfy their obligations under their leases with us, including their continued ability to pay rent in a timely manner, or at all, and/or to fund capital expenditures or make other payments required under their leases.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.
Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (“Nareit”), we define FFO as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, transaction costs incurred in connection with the acquisition of real estate investments, non-cash stock-based compensation expense, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment and interest rate swap settlements, other non-recurring non-cash gains or losses (such as non-cash gain upon lease modification) and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense and interest income (collectively, interest expense, net) and income tax expense.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2021	December 31, 2020
Assets
Real estate portfolio:
Investments in leases - sales-type and direct financing, net	$13,136,664	$13,027,644
Investments in leases - financing receivables, net	2,644,824	2,618,562
Investments in loans, net	498,002	536,721
Land	153,576	158,190
Cash and cash equivalents	739,614	315,993
Short-term investments	—	19,973
Other assets	424,693	386,530
Total assets	$17,597,373	$17,063,613

Liabilities
Debt, net	$4,694,523	$6,765,532
Accrued expenses and deferred revenue	113,530	155,807
Dividends payable	226,309	176,992
Other liabilities	375,837	471,537
Total liabilities	5,410,199	7,569,868

Stockholders’ equity
Common stock	6,289	5,367
Preferred stock	—	—
Additional paid in capital	11,755,069	9,363,539
Accumulated other comprehensive income (loss)	884	(92,521)
Retained earnings	346,026	139,454
Total VICI stockholders’ equity	12,108,268	9,415,839
Non-controlling interest	78,906	77,906
Total stockholders’ equity	12,187,174	9,493,745
Total liabilities and stockholders’ equity	$17,597,373	$17,063,613
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Note: As of December 31, 2021 and December 31, 2020, our Investments in leases - sales-type, Investments in leases - financing receivables, Investments in loans and Other assets (sales-type sub-leases) are net of $434.9 million, $91.1 million, $0.8 million and $6.5 million, respectively, and $454.2 million, $91.0 million, $1.8 million, and $6.9 million, respectively, of Allowance for credit losses.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues
Income from sales-type and direct financing leases	$294,635	$289,087	$1,167,972	$1,007,508
Income from operating leases	—	—	—	25,464
Income from lease financing receivables and loans	72,664	70,321	283,242	153,017
Other income	6,911	7,091	27,808	15,793
Golf revenues	8,944	6,519	30,546	23,792
Total revenues	383,154	373,018	1,509,568	1,225,574

Operating expenses
General and administrative	9,030	8,101	33,122	30,661
Depreciation	771	741	3,091	3,731
Other expenses	6,911	7,091	27,808	15,793
Golf expenses	5,881	4,451	20,762	17,632
Change in allowance for credit losses	4,899	(16,563)	(19,554)	244,517
Transaction and acquisition expenses	713	981	10,402	8,684
Total operating expenses	28,205	4,802	75,631	321,018

Interest expense	(70,437)	(77,420)	(392,390)	(308,605)
Interest income	45	52	120	6,795
Loss from extinguishment of debt	—	—	(15,622)	(39,059)
Gain upon lease modification	—	—	—	333,352
Income before income taxes	284,557	290,848	1,026,045	897,039
Income tax expense	(759)	(436)	(2,887)	(831)
Net income	$283,798	$290,412	$1,023,158	$896,208
Less: Net income attributable to non-controlling interest	(2,319)	(2,402)	(9,307)	(4,534)
Net income attributable to common stockholders	$281,479	$288,010	$1,013,851	$891,674

Net income per common share
Basic	$0.45	$0.54	$1.80	$1.76
Diluted	$0.44	$0.53	$1.76	$1.75

Weighted average number of common shares outstanding
Basic	628,632,771	536,333,632	564,467,362	506,140,642
Diluted	637,407,750	541,935,681	577,066,292	510,908,755

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income attributable to common stockholders	$281,479	$288,010	$1,013,851	$891,674
Real estate depreciation	—	—	—	—
FFO	281,479	288,010	1,013,851	891,674
Non-cash leasing and financing adjustments	(31,363)	(27,977)	(119,426)	(39,803)
Non-cash change in allowance for credit losses	4,899	(16,563)	(19,554)	244,517
Non-cash stock-based compensation	2,304	2,013	9,371	7,388
Transaction and acquisition expenses	713	981	10,402	8,684
Amortization of debt issuance costs and original issue discount	20,729	4,368	71,452	19,872
Other depreciation	742	710	2,970	3,615
Capital expenditures	(852)	(218)	(2,490)	(2,200)
Loss on extinguishment of debt and interest rate swap settlements (1)	—	—	79,861	39,059
Non-cash gain upon lease modification	—	—	—	(333,352)
Non-cash adjustments attributable to non-controlling interest	227	340	1,000	(3,650)
AFFO	278,878	251,664	1,047,437	835,804
Interest expense, net	49,663	73,000	256,579	281,938
Income tax expense	759	436	2,887	831
Adjusted EBITDA	$329,300	$325,100	$1,306,903	$1,118,573

Net income per common share
Basic	$0.45	$0.54	$1.80	$1.76
Diluted	$0.44	$0.53	$1.76	$1.75
FFO per common share
Basic	$0.45	$0.54	$1.80	$1.76
Diluted	$0.44	$0.53	$1.76	$1.75
AFFO per common share
Basic	$0.44	$0.47	$1.86	$1.65
Diluted	$0.44	$0.46	$1.82	$1.64
Weighted average number of shares of common stock outstanding
Basic	628,632,771	536,333,632	564,467,362	506,140,642
Diluted	637,407,750	541,935,681	577,066,292	510,908,755
____________________
(1) For the year ended December 31, 2021, includes swap breakage costs of approximately $64.2 million incurred by VICI PropCo on September 15, 2021 in connection with the early settlement of the outstanding interest rate swap agreements.

VICI Properties Inc.
Revenue Detail
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Contractual revenue from sales-type and direct financing leases
Caesars Las Vegas Master Lease	$103,923	$100,052	$405,879	$316,857
Caesars Regional Master Lease & Joliet Lease (excluding Harrah's NOLA, AC, and Laughlin)	122,127	128,405	506,810	509,805
Margaritaville Lease	5,865	5,886	23,469	23,515
Greektown Lease	12,830	13,889	53,085	55,556
Hard Rock Lease	11,010	10,848	43,554	42,910
Century Master Lease	6,311	6,250	25,250	25,000
Caesars Southern Indiana Lease	8,125	—	10,562	—
Income from sales-type and direct financing leases non-cash adjustment(1)	24,444	23,757	99,363	33,865
Income from sales-type and direct financing leases	294,635	289,087	1,167,972	1,007,508

Contractual revenue from operating leases
Land component of Caesars Palace	—	—	—	25,464
Income from operating leases	—	—	—	25,464

Contractual income from lease financing receivables
JACK Entertainment Master Lease	16,470	16,470	65,880	61,807
Harrah's NOLA, AC, and Laughlin	39,470	38,884	156,701	69,519
Income from lease financing receivables non-cash adjustment(1)	6,929	4,247	20,427	6,018
Income from lease financing receivables	62,869	59,601	243,008	137,344
Contractual interest income
JACK Entertainment Loan	40	1,663	3,614	5,165
Caesars Forum Convention Center Loan	8,029	7,871	31,408	8,983
Chelsea Piers Loan	1,200	1,213	4,763	1,605
Great Wolf Mezzanine Loan	537	—	813	—
Income from loans non-cash adjustment(1)	(11)	(27)	(364)	(80)
Income from loans	9,795	10,720	40,234	15,673
Income from lease financing receivables and loans	72,664	70,321	283,242	153,017

Other income	6,911	7,091	27,808	15,793
Golf revenues	8,944	6,519	30,546	23,792
Total revenues	$383,154	$373,018	$1,509,568	$1,225,574
____________________
(1) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Finance
DValoy@viciproperties.com